SEPARATION AGREEMENT AND GENERAL RELEASE

1. Agreement. This Separation Agreement and General Release (“Agreement”) is entered into by and between Iomega Corporation, a Delaware corporation with its principal headquarters in Roy, Utah, on behalf of itself and each of its subsidiaries (“Iomega” or the “Company”), and Herbert K. Scales (“Employee”) for the purpose of amicably concluding their employment relationship. By entering into this agreement neither party admits any deficiency, wrongdoing or liability, expressly or by implication.

2. Last Working Day. Employee's last regular working day at Iomega will be July 10, 2001. The effective date of Employee's termination of employment with Iomega will be July 10, 2001 (the "Termination Date").

3. Consideration.
(a) Iomega shall make a total special severance payment to Employee in the amount of $130,000, less necessary federal, state and other withholdings, to be paid in equal bi-weekly increments over the next approximately six months (“Severance Period”) on Iomega’s regular payroll schedule. Employee will also receive a sum of $3,930, less necessary federal, state and other withholdings to assist with COBRA costs (medical, dental and vision plans). Iomega will pay the Employee this portion of the Separation Pay in a lump sum payment.

(b) Iomega will provide 12 months of outplacement services to Employee as directed by Iomega.

(c) The amounts and provisions set forth in Section 3 (a) through (b) above will be paid or implemented following receipt of a fully executed copy of this Agreement and the expiration of the Age Release Period described in this Agreement. These payments shall be in full satisfaction of any and all claims Employee may have arising directly or indirectly from his/her employment and separation from Iomega. Employee acknowledges and understands that, except as described in Section 3 of this agreement, Employee will not be entitled to receive from Iomega any other severance or termination allowance or any other compensation or payment. Employee acknowledges that the foregoing is not required to be provided by Iomega pursuant to any policy or practice and that Employee is not otherwise entitled to payment.

4. Participation in Benefit and Other Programs. Employee will be entitled to participate through the Termination Date in all employee benefit programs and policies generally available to Iomega employees, in which Employee is eligible to participate, including stock option vesting, health insurance, and Iomega’s 401(k) plan (if applicable), as allowed by law.

Employee acknowledges and agrees that under the terms of any outstanding stock option agreement(s) between employee and Iomega, the vesting of any options to purchase company stock granted to employee will cease as of the Termination Date, and employee has a period of three months following the Termination Date within which to exercise any vested options. Any options not exercised within the three month period shall expire and thereafter not be exercisable. No unearned bonuses or other incentive compensation will be due Employee.

5. Re-Employment by Iomega. Employee agrees that if employee becomes re-employed with Iomega or is assigned to Iomega as a temporary or contract Employee while Employee is receiving payments pursuant to this Agreement, Employee shall waive any remaining payments, which shall be discontinued without affecting any other terms of the Agreement.

6. Release of All Claims. In consideration of the payments and other valuable consideration under the terms of this Agreement, Employee hereby knowingly, voluntarily, and irrevocably agrees to fully, unconditionally, completely and forever release Iomega, and all of Iomega’s predecessors and successors, and their officers, directors, shareholders, agents, employees and representatives, and all parent, subsidiary and affiliated companies, together with their employees, officers, directors and shareholders (the “Released Parties”), from any and all rights and claims, including, without limitation, demands, causes of action, charges, complaints, promises, grievances, losses, damages, liabilities, debts, or injuries, whether known or unknown, contingent or matured, at law or in equity or in arbitration, which Employee holds or has ever held against Iomega resulting from any act, obligation, or omission occurring on or prior to the date Employee signs this Agreement (“Released Claims”), including, but not limited to, any Released Claims connected with or arising out of Employee’s employment, or separation therefrom, or terms of such employment or employment separation by Iomega; employee benefit plans whether or not arising under the Employee Retirement Income Security Act of 1974, as amended; any discrimination claims whether or not arising under any local, state or federal law or regulation, public policy or common law (including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Older Workers Benefit Protection Act); or any state, federal or local statute, regulation, public policy, contract or tort principle in any way governing or regulating Employee’s employment, or termination, or terms of employment or termination by Iomega. It is expressly agreed and understood that this Agreement is a general release. Nothing contained in this Agreement is a waiver of any rights or claims that may arise after the date of execution by Employee or which, as a matter of law, cannot be released or waived.

THIS MEANS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE WILL HAVE WAIVED ANY RIGHT TO BRING A LAWSUIT, FILE A CHARGE OR BRING A CLAIM AGAINST IOMEGA IN ANY COURT OR AGENCY BASED ON ANY ACTIONS TAKEN UP TO THE DATE AND TIME OF SIGNING THIS AGREEMENT, AND WILL HAVE RELEASED IOMEGA AND THE RELEASED PARTIES FROM ANY AND ALL CLAIMS OF ANY NATURE RELATING TO EMPLOYEE’S EMPLOYMENT, OR SEPARATION THEREFROM, ARISING UP TO THE DATE AND TIME OF SIGNING THIS AGREEMENT.

Employee understands and agrees that if he/she does file a claim against Iomega for any action that may have occurred up to and including the date this Agreement is executed, employee must repay to Iomega any and all severance amounts, including the cost of benefits (if applicable), paid to employee pursuant to this Agreement.

7. No Admission of Fault. Iomega and Employee agree that this Agreement in whole or in part shall not be admissible in any legal or quasi-legal proceeding as evidence of or admission by Company of any violation of its policies or procedures or local, state or federal law or regulation. Further, Company expressly denies any violation of any of its policies, procedures, local, state or federal laws or regulations.

8. Age Discrimination Release. In addition to the waivers and releases contained in the preceding paragraph, Employee further agrees that in consideration of the payments provided above, she/he also specifically releases Iomega from any and all liabilities claims, causes of action, demand for damages or remedies of any kind, including claims for attorneys’ fees and legal costs, arising under the Age Discrimination in Employment Act of 1967, as amended, related to or arising out of his/her employment or termination from employment with Iomega up to and including the date of this Agreement. Employee understands and acknowledges that by this Agreement she/he does not waive any rights or claims relating to age discrimination that may arise after the date of this Agreement. She/he is advised to consult with an attorney regarding 45 days from the date of his receipt of the Agreement within which to consider it and to consult with this Agreement. Employee also acknowledges that prior to signing this Agreement she/he has 45 days from the date of receipt of the agreement within which to consider it and to consult with an attorney of his/her choice regarding it. Should she/he nevertheless elect to execute this Agreement sooner than 45 days after she/he has received it, she/he specifically and voluntarily waives the right to claim or allege that she/he has not been allowed by Iomega or by any circumstances beyond his/her control to consider the Agreement for a full 45 days. Employee also acknowledges and agrees that this Agreement will not become effective or enforceable until after seven days from the date it is signed by him (“Age Release Period”). During the Age Release Period Employee understands and agrees that she/he may revoke the provisions of this Section by delivering written notice of this revocation to Iomega Corporation, 1821 West Iomega Way, Roy, UT 84067 Attn: Charlotte Miller, Senior Vice President, Human Resources.

9. Return of Documents. Employee has returned to Iomega all documents, records and materials, relating to Iomega’s business, whether stored electronically or in written or printed form, or otherwise, including but not limited to records, notes, memoranda, computer storage media, drawings, reports, files, software materials, notebooks, rolodex files, telephone lists, computer or data processing disks and tapes, marketing plans, financial plans and studies, customer lists, names of business contacts, policies and procedures, and any materials prepared, compiled or acquired by Employee relating to any aspect of Iomega or its business, products, plans or proposals and all copies thereof, in Employee’s or related party’s possession, custody or control, whether prepared by Employee or others. Employee also agrees to participate in an exit interview upon the termination of Employee’s employment with Iomega.

10. Non-Disclosure. Employee acknowledges his or her obligations under a non-disclosure agreement previously entered into between Employee and Iomega. Any breach of Employee’s non-disclosure obligations to Iomega shall, in addition to all other remedies available to Iomega, result in the immediate release of Iomega from any obligations it would otherwise have to provide further payments under this Agreement. Employee expressly acknowledges that Iomega is prepared to vigorously enforce these promises, and that violation of this provision could result in the assessment of damages and other legal remedies against Employee and any of Employee’s subsequent employers. Any breach by Employee of this provision shall result in the immediate release of Iomega from any obligations it may have to provide further payments under this Agreement, except as may be required by applicable law.

11. Employee Inventions. Employee acknowledges that certain innovations, products and processes invented or discovered by Employee during Employee’s employment with Iomega are the property of Iomega and have been assigned to Iomega under an agreement previously entered into between Employee and Iomega which is still in effect. Any breach of Employee’s obligations to Iomega with respect to the assignment of inventions shall, in addition to all other remedies available to Iomega, result in the immediate release of Iomega from any obligations it would otherwise have to provide further payments under this Agreement.

12. Non-Disparagement. Employee agrees not to disparage, orally or in writing, Iomega, its officers, employees, management, operations, products, designs, or any other aspects of Iomega’s affairs to any third person or entity.

13. Non-Solicitation of Employees. Employee agrees that for one year following Employee’s separation from employment with Iomega, Employee shall not, directly or indirectly, in any capacity (including but not limited to, as an individual, a sole proprietor, a member of a partnership, a stockholder, investor, officer, or director of a corporation, an employee, agent, associate, or consultant of any person, firm or corporation or other entity) hire any person from, attempt to hire any person from, or solicit, induce, persuade, or otherwise cause any person to leave his or her employment with Iomega. Any breach of Employee’s obligations under this paragraph shall, in addition to all other remedies available to Iomega, result in the immediate release of Iomega from any obligations it would otherwise have to provide further payments under this Agreement.

14. Non-Solicitation of Customers. Employee agrees that for one year following Employee’s separation from employment with Iomega, Employee shall not, directly or indirectly, in any capacity, solicit the business of any customer of Iomega except on behalf of Iomega, or attempt to induce any customer of Iomega to cease or reduce its business with Iomega; provided that following Employee’s separation from employment with Company he or she may solicit a customer of Iomega to purchase goods or services that do not compete directly or indirectly with those then offered by Iomega. Any breach of Employee’s obligations under this paragraph shall, in addition to all other remedies available to Iomega, result in the immediate release of Iomega from any obligations it has to provide further payments under this Agreement.

15. Remedies. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement by negotiation. The parties recognize that irreparable injury to Iomega will result from a material breach of this Agreement, and that monetary damages will be inadequate to rectify such injury. Accordingly, notwithstanding anything to the contrary, Iomega shall be entitled to one or more preliminary or permanent orders: (i) restraining or enjoining any act which would constitute a material breach of this Agreement, and (ii) compelling the performance of any obligation which, if not performed, would constitute a material breach of this Agreement, and to attorney’s fees in connection with any such action.

16. Party's Bear Own Costs. Each party shall bear the cost of, and shall be responsible for, its own attorneys' and accountants' fees and costs, if any, in connection with the negotiation and execution of this Agreement.

17. Agreement is Confidential. Employee further agrees that the terms and conditions of this Agreement are strictly confidential and shall not be discussed with, disclosed or revealed to any other persons, whether within or outside Iomega, except professional advisors with whom Employee may consult regarding this Agreement and Employee’s immediate family members, unless disclosure is compelled by subpoena or other legal process. Any breach by Employee of this provision shall immediately release Iomega from any obligations it may have to provide further payments under this Agreement.

18. Entire Agreement. This Agreement and any exhibits hereto constitute the entire understanding of the parties with respect to the subject hereof. Employee warrants that he or she: (a) has read and fully understands this Agreement and any exhibits hereto; (b) has had the opportunity to consult with legal counsel of his or her own choosing and have the terms of this Agreement fully explained; (c) is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and (d) is executing this Agreement voluntarily, free of any duress or coercion.

19. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

20. Governing Law. This Agreement shall be interpreted, construed and governed in accordance with the laws of the State of Utah, without giving effect to the choice of law rules thereof.

21. Nonassignment. Employee warrants that no person other than Employee is entitled to assert any claim based on or arising out of any alleged wrong suffered by Employee in or as a consequence with or severance of employment from Company and that employee has not assigned or transferred or purported to assign or transfer to any person or entity any claim Employee now has or may have against Company or any portion thereof or interest therein.

22. Acknowledgement by Employee. Employee understands that the terms of this Agreement shall become effective on Employee’s Termination Date and that although Employee may not sign this Agreement until after his Termination Date, Employee was made fully aware that this Agreement would become void, and any offers presented in this Agreement revoked if Employee violates any provision of this Agreement, specifically sections 10, 12, 13, 14, and 17 during the time between Employee’s Termination Date and execution of the Agreement. Employee acknowledges and agrees that Employee was made aware of this term on Employee’s Termination Date and upon receipt of this Agreement and that Employee’s acknowledgement of this term is evidenced by an Acknowledgement of Terms document executed by Employee on Employee’s Termination Date.

I, Employee, understand the terms and conditions of this document and have been given ample opportunity to consult with counsel and/or someone whose opinion I trust before signing it. By my signature, I, Employee, agree to the terms set forth above.

Employee has until August 24, 2001 to accept terms and conditions of this Agreement by signing below and returning the document to Sheree Lupton, Director, Human Resources at Iomega. If Employee does not accept such terms and conditions by such date, this offer shall expire at that time.

EMPLOYEE

Dated: July 16, 2001	/s/ Herbert K. Scales, III
Herbert K. Scales

IOMEGA CORPORATION

Dated: July 26, 2001	/s/ Werner T. Heid
Werner T. Heid
President and CEO

ACKNOWLEDGEMENT OF TERMS

On July 10, 2001, my Termination Date, I received a Separation Agreement (“Agreement”) from Iomega, which includes an offer of severance. One condition of that offer of severance is that I agree to be bound by certain terms of that Agreement effective immediately. I understand that even though I may not sign the Agreement immediately, or that I may not sign it at all, the offers made in that Agreement are only valid if I comply with all terms of the Agreement from my Termination Date. The specific terms of which I have been made aware are:

  Non-Disclosure
  Non-Disparagement
  Non-Solicitation of Employees
  Non-Solicitation of Customers
  Confidentiality (Terms of Agreement)

I acknowledge and agree that I have been informed that the Separation Agreement which I have been offered shall become void and all offers revoked in the event that I violate any of the terms above during the period from my Termination Date through execution of the Agreement (if I decide to sign the Agreement). I acknowledge that the terms above have been explained to me and that if I decide to sign the Separation Agreement, I must not have violated any of those terms or all offers will be revoked and any money paid to me by Iomega pursuant to the Separation Agreement must be returned to Iomega.

I also acknowledge that this Acknowledgement of Terms represents only a portion of the terms in the Separation Agreement and that if I do sign the Agreement, I will do so only after having reviewed and agreed to all of the terms of that Agreement.

Accepted and Agreed to this 10th day of July 2001.

Herbert K. Scales